Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Bernie Pitz (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS SECOND QUARTER 2004

FINANCIAL RESULTS

- Sales Increased 23% and Operating Income Increased 53% Compared to Second Quarter 2003 -

CYPRESS, CA – July 29, 2004 – Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the quarter and six-month period ended June 30, 2004.

     Net sales for the second quarter of 2004 were $34.0 million compared to $27.7 million for the same quarter last year. Operating income increased 53 percent during the second quarter 2004 to $2.4 million. Net income for the 2004 second quarter was $1.7 million, or $0.12 per diluted share, compared to $1.2 million, or $0.09 per diluted share, for the second quarter of 2003.

     Net sales for the six-month period ended June 30, 2004 were $66.6 million compared to $54.6 million for the first six months of 2003. Net income for the first six months of 2004 was $3.5 million, or $0.25 per diluted share, compared to $2.1 million, or $0.15 per diluted share, for the same period last year.

     “UEI achieved broad-based revenue growth in the second quarter, spurred in particular by increased European retail and subscription broadcasting sales,” stated Paul

Arling, the company’s chairman and chief executive officer. “While we continue to broaden our footprint in subscription broadcasting by capturing new opportunities created by the adoption of HDTV and PVR technology, we also look to the future of home control. Recently, we launched Nevo 2.0, which enables users to download or stream digital media from Nevo powered mobile devices. Our long-term growth strategy expands upon our success leading the market for wireless control for stationary mediums like TVs and set-top boxes to also providing mobile media control to consumers embracing the wireless, digital lifestyle.”

     Rob Lilleness, UEI’s president and chief operating officer, said, “We continue to execute against our operating plan, as exemplified by our recent DIRECTV agreement, which deepens our relationship with an important customer in the subscription broadcasting space. Our launch of Nevo 2.0 extends our reach in the digital media arena, which is supported by Hewlett Packard’s decision to use Nevo 2.0 to power the iPAQ Mobile Media™ application in its latest models. These events are important steps in our goal to lead integrated connected home technology.”

UEI’s Recent Highlights:

•	DIRECTV Inc., the nation’s largest digital multichannel TV service provider, selected UEI’s patented connectivity software to standardize the DIRECTV control experience across its many set-top box platforms. Announced in early July, the new devices are now available with new DIRECTV Systems and the agreement extends through 2005.

•	On Tuesday, July 27th UEI introduced Nevo 2.0, a suite of technology that delivers complete audio/visual, home, and digital media control for the mobile user. The Nevo 2.0 suite utilizes an easy-to-use graphical interface and embedded connectivity software to enable Universal Plug-n-Play™ connectivity and media downloading, streaming and playback from Windows®XP PCs.

•	Hewlett Packard, a strategic partner of UEI, also announced on July 27th it had selected Nevo 2.0 to power the iPAQ Mobile Media™ application in HP’s rx3000 series. Nevo 2.0 enables the devices to access and control entire digital media libraries, whether housed on the user’s iPAQ, home server or another in-home device.

     Bernie Pitz, UEI’s chief financial officer, added, “UEI’s cash position at June 30, 2004 was $57.2 million and use of cash during the quarter included a repurchase of over 140,000 shares for approximately $1.9 million. Our continued prudent financial management enables UEI to develop next generation technology and pursue internal and external growth opportunities.”

Conference Call Information:
 UEI’s management team will hold a conference call today, Thursday, July 29, 2004 at 1:30 p.m. Pacific Time to review year-end results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 7:30 p.m. Eastern Time on July 29, 2004 until 11:59 p.m. Eastern Time on August 2, 2004. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 8628131. The webcast replay will be available at www.uei.com.

About Universal Electronics
 Universal Electronics Inc., based in Southern California, develops firmware and turnkey solutions as well as software designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com/.

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines (including those described in this press release) to grow and expand in the manner anticipated by the company’s management; the failure of the company’s customers to grow and expand as anticipated by the company’s management; the domestic and global economic environments’ effect on the company and its customers; the strength of the Euro as compared to the U.S. Dollar continuing in a manner similar to that experienced in 2003; the growth of, acceptance of and the demand for the company’s products and technologies in the various markets and geographical regions identified in this press release, including the computing, cable, satellite, consumer electronics, retail and interactive TV and home automation industries, not materializing as believed by the company’s management; the company’s inability to add profitable complementary products which are accepted by the market place; the continued strength of the company’s balance sheet including the ability to obtain payments from its customers on a timely basis; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2004 and beyond; the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company’s management; the continued growth of the digital media and broadband market; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; the possible dilutive effect the company’s stock option programs may have on the company’s EPS and stock price; the effect of factors beyond the company’s control that increase the cost of manufacturing and/or delivering the company’s products; the inability of the company to continue to obtain adequate quantities of component parts or secure adequate factory production capacity on a timely basis; and other factors listed from time to time in the company’s press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$57,174	$58,481
Short-term investments	—	—
Accounts receivable, net	24,185	30,501
Inventories	22,728	19,386
Prepaid expenses and other current assets	1,534	1,108
Income tax receivable	1,158	1,167
Deferred income taxes	2,546	2,544

Total current assets	109,325	113,187
Equipment, furniture and fixtures, net	3,149	3,475
Goodwill	3,304	3,348
Intangible assets, net	3,669	3,431
Other assets	1,401	1,445
Deferred income taxes	1,231	1,281

Total assets	$122,079	$126,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,825	$13,754
Accrued income taxes	3,560	4,504
Accrued compensation	3,252	2,923
Other accrued expenses	6,789	9,815

Total current liabilities	29,426	30,996
Stockholders’ equity:
Common stock	165	164
Paid-in capital	76,623	75,805
Accumulated other comprehensive income (loss)	(866)	298
Retained earnings	39,645	36,179
Deferred stock-based compensation	—	(42)
Common stock held in treasury	(22,914)	(17,233)

Total stockholders’ equity	92,653	95,171

Total liabilities and stockholders’ equity	$122,079	$126,167

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$34,011	$27,712	$66,623	$54,631
Cost of sales	21,132	16,882	41,079	33,644

Gross profit	12,879	10,830	25,544	20,987
Research and Development	1,078	1,177	2,208	2,340
Selling, general and administrative expenses	9,384	8,076	18,838	15,764

Operating expenses	10,462	9,253	21,046	18,104

Operating income	2,417	1,577	4,498	2,883
Interest income, net	(150)	(193)	(264)	(295)
Other (income)expense, net	7	(51)	(493)	(66)

Income before income taxes	2,560	1,821	5,255	3,244
Provision for income taxes	(872)	(619)	(1,789)	(1,103)

Net income	$1,688	$1,202	$3,466	$2,141

Earnings per share:
Basic	$0.13	$0.09	$0.25	$0.16

Diluted	$0.12	$0.09	$0.25	$0.15

Shares used in computing earnings per share:
Basic	13,483	13,612	13,600	13,596

Diluted	13,889	13,881	13,967	13,832